Exhibit 4.1

Note Deed Poll

Dated 28 July 2017

in relation to the

A$5,000,000,000 Debt Issuance Program of

Verizon Communications Inc.

The Notes have not been, and will not be, registered under the United States Securities Act of 1933, as amended (“Securities Act”), or the securities laws of any state in the United States. Notes may not be offered, sold or transferred at any time within the United States or to, or for the account of, U.S. persons (as defined in Regulation S under the Securities Act), except in a transaction exempt from, or not subject to, the registration requirements of the Securities Act.

King & Wood Mallesons

Level 61

Governor Phillip Tower

1 Farrer Place

Sydney NSW 2000

Australia

T +61 2 9296 2000

F +61 2 9296 3999

www.kwm.com

Ref: PJH:AYC:HSY

Note Deed Poll

Contents

Details		1

General terms		2
1	Interpretation	2

1.1	Incorporation of other defined terms	2
1.2	Definitions	2
1.3	General interpretation	2
2	The Notes	3

2.1	Creation of Notes	3
2.2	Undertaking to pay and observe obligations	3
3	Register	4

3.1	Registrar and Register	4
3.2	Directions to hold documents	4
3.3	Copies of documents to Noteholders	4
3.4	Noteholders’ acknowledgements to the Issuer, the Registrar and Austraclear	4
4	Rights and obligations of Noteholders	4

4.1	Benefit and entitlement	4
4.2	Rights independent	5
4.3	Noteholders bound	5
4.4	Assignment	5
4.5	Meeting Provisions	5
5	Governing law	5

5.1	Governing law	5
5.2	Submission to jurisdiction	5
5.3	Serving documents	5
5.4	Agent for service of process	5

Schedule - Meeting Provisions		7

Signing page		17

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Note Deed Poll

Details

Deed Poll made by

Issuer	Name	Verizon Communications Inc.

	Address	1095 Avenue of the Americas, 8th Floor New York New York 10036 United States of America

	Telephone	+ 1 212 395 1000

	Attention	Scott Krohn, Senior Vice President and Treasurer

With a copy to:

	Address	One Verizon Way Basking Ridge New Jersey 07920 United States of America

	Telephone	+ 1 908 559 5430

	Attention	Audrey E. Prashker, Esq., Vice President and General Counsel – Capital Markets

In favour of	Each person who is from time to time a holder of Notes.

Governing law	New South Wales, Australia.

Date of deed poll	28 July 2017

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Note Deed Poll

General terms

1	Interpretation

1.1	Incorporation of other defined terms

Terms which are defined (or given a particular meaning) in the Conditions have the same meaning when used in this deed unless otherwise defined herein, in which case the definition in this deed prevails.

1.2	Definitions

In this deed, these meanings apply unless the contrary intention appears:

Conditions means, in respect of a Note, the terms and conditions applicable to such Note as set out in the Information Memorandum as amended, supplemented, modified or replaced by the Pricing Supplement applicable to such Note and references to a particular numbered Condition shall be construed accordingly;

Information Memorandum means:

(a)	the Information Memorandum dated 28 July 2017 or the then latest information memorandum which replaces that document; or

(b)	the information memorandum or other offering document referred to in the Pricing Supplement,

in each case, prepared by, or on behalf of, and approved in writing by, the Issuer in connection with the issue of Notes and includes all documents incorporated by reference in it, including any applicable Pricing Supplement and any other amendments or supplements to it; and

Pricing Supplement means, in respect of a Tranche, the supplement specifying the relevant issue details in relation to that Tranche and which may be substantially in the form set out in the Information Memorandum, duly completed and signed by the Issuer.

1.3	General interpretation

Headings (including those in brackets at the beginning of paragraphs) are for convenience only and do not affect the interpretation of this deed. Unless the contrary intention appears, a reference in this deed to:

(a)	a group of persons (other than the Noteholders) is a reference to any two or more of them jointly and to each of them individually;

(b)	anything (including any amount) is a reference to the whole and each part of it;

(c)	a document (including this deed) includes its annexures and schedules and any supplement to, or variation or replacement of, it;

(d)

“law” includes common law, principles of equity, decree and any statute or other law made by any parliament (and a statute or other law made by parliament includes any regulation and other instrument under it and any consolidation, amendment, re-enactment or replacement of it);

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(e)

“directive” includes a treaty, official directive, request, regulation, guideline or policy (whether or not having the force of law) with which responsible participants in the relevant market generally comply;

(f)	the “Corporations Act” means the Corporations Act 2001 of Australia;

(g)	“Australian Dollars”, “AUD” or “A$” is a reference to the lawful currency of Australia;

(h)	“United States Dollars”, “US dollars”, “USD” or “US$” is a reference to the lawful currency of the United States;

(i)	a time of day is a reference to Sydney time;

(j)	if a notice must be given within a certain period of days, the day on which the notice is given, and the day on which the thing is to happen, are not to be counted in calculating that period;

(k)

a “person” includes an individual, corporation, company, firm, tribunal, undertaking, association, organisation, partnership, joint venture, trust, limited liability company, unincorporated organisation or government or any agency, instrumentality or political subdivision thereof; in each case whether or not being a separate legal entity;

(l)	a particular person includes a reference to the person’s executors, administrators, successors, substitutes (including persons taking by novation) and assigns;

(m)	the singular includes the plural and vice versa;

(n)	a “party” is a reference to a party to this deed; and

(o)	the words “including”, “for example” or “such as” when introducing an example, do not limit the meaning of the words to which the example relates to that example or examples of a similar kind.

2	The Notes

2.1	Creation of Notes

(a)	The obligations of the Issuer under each Note are constituted by, and owing under, this deed.

(b)	Each Note will be issued in registered uncertificated form and evidenced by entry in the Register.

2.2	Undertaking to pay and observe obligations

The Issuer unconditionally and irrevocably undertakes with each Noteholder to pay, in respect of each Note held by that Noteholder:

(a)	principal and any interest; and

(b)	any other amounts payable on the relevant Note,

each in accordance with the Conditions and otherwise to observe its obligations under, and to comply with, the Conditions of that Note.

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3	Register

3.1	Registrar and Register

For each Series of Notes, the Issuer agrees to:

(a)	establish and maintain; or

(b)	appoint a Registrar under an Agency Agreement and to procure that the Registrar establishes and maintains during the term of its appointment,

a Register located in Sydney or Melbourne (or such other place in Australia as the Issuer and the Registrar may agree).

3.2	Directions to hold documents

Each Noteholder is taken to have irrevocably:

(a)	instructed the Issuer that this deed is to be delivered to and held by the Registrar; and

(b)	appointed and authorised the Registrar to hold this deed in Sydney or Melbourne (or such other place in Australia as the Issuer and the Registrar may agree) on its behalf.

3.3	Copies of documents to Noteholders

Within 14 days of the Issuer receiving a written request from a Noteholder to do so, the Issuer must provide (or ensure that the Registrar provides) to that Noteholder a copy of this deed if the Noteholder requires such copy in connection with any legal proceeding, claim or action brought by the Noteholder or otherwise in relation to its rights under a Note.

3.4	Noteholders’ acknowledgements to the Issuer, the Registrar and Austraclear

Where Austraclear is recorded in the Register as the Noteholder, each person in whose Security Record (as defined in the Austraclear Regulations) a Note is recorded is deemed to acknowledge in favour of the Issuer, the Registrar and Austraclear that:

(a)

the Registrar’s decision to act as the Registrar of the Notes does not constitute a recommendation or endorsement by the Registrar or Austraclear in relation to the Notes, but only indicates that the Notes are considered by the Registrar to be compatible with the performance by it of its obligations as Registrar under the Agency Agreement; and

(b)	such person does not rely on any fact, matter or circumstance contrary to clause 3.4(a).

4	Rights and obligations of Noteholders

4.1	Benefit and entitlement

This deed is executed as a deed poll. Each Noteholder has the benefit of, and is entitled to enforce, this deed even though it is not a party to, or is not in existence at the time of execution and delivery of, this deed.

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4.2	Rights independent

Each Noteholder may enforce its rights under this deed independently from each other Noteholder and/or any other person.

4.3	Noteholders bound

Each Note is issued on the condition that, and upon issue of a Note or transfer of that Note to a Noteholder, each such holder of that Note (and any person claiming through or under that Noteholder) is taken to have notice of, and is bound by, this deed, the Information Memorandum, the relevant Conditions and any applicable Pricing Supplement, and this deed must be read together with the relevant Conditions and those other documents.

4.4	Assignment

(a)	The Issuer may not assign or otherwise deal with its rights, benefits or obligations under this deed except in relation to a particular Series as expressly contemplated by the relevant Conditions.

(b)	Each Noteholder is entitled to assign all or any of its rights and benefits under this deed, subject to, and in accordance with, any relevant Conditions.

4.5	Meeting Provisions

The Meeting Provisions relating to a meeting of Noteholders are set out in the schedule (“Meeting Provisions”) to this deed.

5	Governing law

5.1	Governing law

This deed poll is governed by the law in force in New South Wales, Australia.

5.2	Submission to jurisdiction

The Issuer irrevocably and unconditionally submits, and each Noteholder is taken to have submitted, to the non-exclusive jurisdiction of the courts of New South Wales, Australia and courts of appeal from them. The Issuer waives any right it has to object to any suit, action or proceedings (“Proceedings”) in connection with this deed or any Note being brought in those courts including by claiming that the Proceedings have been brought in an inconvenient forum or that those courts do not have jurisdiction.

5.3	Serving documents

Without preventing any other method of service, any document in any Proceedings in the courts of New South Wales may be served on the Issuer by being delivered to or left with its process agent referred to in clause 5.4 (“Agent for service of process”).

5.4	Agent for service of process

The Issuer appoints Verizon Australia Pty Limited (ABN 62 081 001 194) of Level 3, 203 Pacific Highway, St Leonards, New South Wales, 2065, Australia as its agent to receive any document referred to in clause 5.3 (“Serving documents”). If for any reason that person ceases to be able to act as such, the Issuer will immediately appoint another person with an office located in New South Wales to act as its agent to receive any such document and will promptly notify the Registrar and the Noteholders of such appointment.

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EXECUTED as a deed poll

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Note Deed Poll

Schedule - Meeting Provisions

The following are the Meeting Provisions referred to in the Conditions, and which will apply to meetings of Noteholders and are applicable to the convening of meetings of Noteholders and the passing of resolutions by them.

1	Interpretation

1.1	Incorporation of other defined terms

Terms which are defined (or given a particular meaning) in the Conditions or the Deed Poll to which these Meeting Provisions are a schedule have the same meaning when used in these provisions unless the same term is also defined in these provisions, in which case the definition in these provisions prevails. Subject to this, the remaining “Interpretation” provisions of the Conditions apply to these provisions.

1.2	Definitions

These meanings apply unless the contrary intention appears:

Circulating Resolution means a written resolution of Noteholders made in accordance with paragraph 10 (“Circulating Resolutions”);

Form of Proxy means a notice in writing in the form available from the Issuer (or such other person specified in a Pricing Supplement or as the Issuer may otherwise notify the Noteholders);

Notification Date means the date stated in the copies of a Circulating Resolution sent to Noteholders, which must be no later than the date on which that resolution is first notified to Noteholders;

Ordinary Resolution means a resolution:

(a)	passed at a meeting (at which the requisite quorum is present as set out in paragraph 5.1 (“Number for a quorum”)) by more than 50% of the votes cast; or

(b)	made in writing by Noteholders in accordance with paragraph 10 (“Circulating Resolutions”);

Proxy means a person so appointed under a Form of Proxy; and

Unanimous Consent means a resolution:

(a)	passed at a meeting (at which the requisite quorum is present as set out in paragraph 5.1 (“Number for a quorum”)) by all of the votes cast; or

(b)	made in writing by Noteholders in accordance with paragraph 10 (“Circulating Resolutions”).

1.3	Noteholders at a specified time

The time and date for determining the identity of a Noteholder who may be counted for the purposes of determining a quorum or attend and vote at a

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meeting, or sign a Circulating Resolution, is at 5.00 pm in the place where the Register is maintained on the date which is the eighth calendar day before either the date of the meeting or, for a Circulating Resolution, the Notification Date (as applicable).

1.4	Notes held by the Issuer and its affiliates

In determining whether the provisions relating to quorum, meeting and voting procedures or the signing of a Circulating Resolution are complied with, any Notes held in the name of the Issuer or any of its affiliates must be disregarded.

1.5	References to certain terms

Unless the contrary intention appears, a reference in these provisions to:

(a)

a “meeting” is to a meeting of Noteholders of a single Series of Notes and references to “Notes” and to “Noteholders” are to the Notes of the Series in respect of which a meeting has been, or is to be, called and to the Noteholders of those Notes, respectively;

(b)

a “Circulating Resolution of Noteholders” is to a Circulating Resolution of Noteholders of a single Series of Notes and references to “Notes” and to “Noteholders” are to the Notes of the Series in respect of which a Circulating Resolution has been, or is to be, passed and to the Noteholders of those Notes respectively; and

(c)	the “Registrar” is to the Registrars of each of the relevant Series of Notes acting jointly.

2	Convening and powers of a meeting

2.1	Who can convene a meeting?

(a)	The Issuer or the Registrar may convene a meeting of Noteholders (or the Noteholders of one or more Series as the case may be) whenever they think fit.

(b)

The Issuer must convene a meeting (or must arrange for the Registrar to do so) if it is asked to do so in writing by Noteholders who alone or together hold Notes representing not less than 10% of the outstanding principal amount of Notes of any Series.

(c)

The Registrar need not convene a meeting at the request of the Issuer unless it is indemnified to its reasonable satisfaction against all reasonable costs, charges and expenses incurred by it in convening the meeting.

(d)	If the Registrar does not convene a meeting when asked to do so by the Issuer in accordance with this paragraph, the Issuer will convene the meeting.

2.2	Venue

A meeting may be held at two or more venues using any technology that gives the Noteholders as a whole a reasonable opportunity to participate at the same time.

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3	Notice of meeting

3.1	Period of notice

Unless otherwise agreed in writing by each Noteholder, at least 20 days’ notice (and no more than 180 days’ notice) of a meeting must be given by the person convening the meeting to:

(a)	each Noteholder (or in the case of a Note registered as being owned jointly, the person whose name appears first in the Register);

(b)	if the notice is not given by the Registrar, the Registrar; and

(c)	if the notice is not given by the Issuer, the Issuer.

3.2	Notice of an adjourned meeting

Unless otherwise agreed in writing by each Noteholder, at least 5 days’ notice of any adjourned meeting must be given by the person who convened the original meeting to:

(a)	each Noteholder (or in the case of a Note registered as being owned jointly, the person whose name appears first in the Register);

(b)	if the notice is not given by the Registrar, the Registrar; and

(c)	if the notice is not given by the Issuer, the Issuer.

3.3	Contents of notice

The notice must:

(a)	specify the date, time and place of the meeting;

(b)	specify the resolutions to be proposed;

(c)	explain how Noteholders may appoint Proxies and state that Proxies may be appointed until 48 hours before the meeting but not after that time; and

(d)	in the case of notice of an adjourned meeting, state the quorum required at the adjourned meeting but need not contain any further information.

3.4	Effect of failure to give notice

The accidental omission to give notice of a meeting to, or the non-receipt of notice by, any person entitled to receive notice does not invalidate any resolution passed or other proceedings at the meeting.

3.5	Notices to be given in accordance with Conditions

The “Notices” provisions of the Conditions apply to these provisions as if they were fully set out in these provisions.

3.6	Registered Noteholders

Noteholders who are or become registered as Noteholders less than 21 days before a meeting will not receive notice of that meeting from the person convening the meeting and giving the notice.

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4	Chairman

4.1	Nomination of chairman

The Issuer must nominate in writing a person as the chairman of a meeting.

The chairman of a meeting may, but need not, be a Noteholder.

4.2	Absence of chairman

If a meeting is held and:

(a)	a chairman has not been nominated; or

(b)	the person nominated as chairman is not present within 15 minutes after the time appointed for the holding of the meeting, or is unable or unwilling to act,

the Noteholders or Proxies present may appoint a chairman, failing which, the Issuer may appoint a chairman.

4.3	Chairman of adjourned meeting

The chairman of an adjourned meeting need not be the same person as was the chairman of the meeting from which the adjournment took place.

5	Quorum

5.1	Number for a quorum

At any meeting, any one or more Noteholders present in person or by Proxy form a quorum for the purposes of passing the resolutions shown in the table below only if they alone or together hold (or in the case of Proxies, represent Noteholders who hold) Notes representing in aggregate more than 50% of the outstanding principal amount of the Notes of the relevant Series.

In determining how many Noteholders are present, each individual attending as a Proxy is to be counted, except that:

(a)	where a Noteholder has appointed more than one Proxy, only one of those Proxies is to be counted;

(b)	where an individual is attending both as a Noteholder and as a Proxy on behalf of another Noteholder, that individual is to be counted once in respect of each such capacity; and

(c)	where an individual is attending as a Noteholder and has also appointed a Proxy in respect of the Notes it holds, those individuals are to be counted only once.

5.2	Requirement for a quorum

An item of business (other than the choosing of a chairman) may not be transacted at a meeting unless a quorum is present when the meeting proceeds to consider it. If a quorum is present at the time the first item of business is transacted, it is taken to be present when the meeting proceeds to consider each subsequent item of business unless the chairman of the meeting (on the chairman’s own motion or at the request of a Noteholder or Proxy who is present (if such request is accepted by the chairman in its absolute discretion)) declares otherwise.

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5.3	If quorum not present

If within 30 minutes after the time appointed for a meeting a quorum is not present, the meeting:

(a)	if convened on the requisition of Noteholders, is dissolved; and

(b)

in any other case, is adjourned until a date, time and place the chairman appoints. The date of the adjourned meeting must be no earlier than 10 days after any meeting from which the adjournment took place.

5.4	If quorum not present at adjourned meeting

(a)	If a quorum is not present within 30 minutes after the time appointed for any adjourned meeting, the chairman may dissolve the meeting.

(b)

If the meeting is not dissolved in accordance with this provision, the chairman may, with the consent of, and must, if directed by, the meeting, adjourn the meeting to a new date (being not less than 10 days after the adjourned meeting), time or place. Only business which might validly (but for the lack of required quorum) have been transacted at the original meeting may be transacted at the adjourned meeting.

6	Adjournment of a meeting

6.1	When a meeting may be adjourned

The chairman of a meeting may, with the consent of, and must if directed by, any meeting adjourn the meeting or any business, motion, question, resolution, debate or discussion being considered or remaining to be considered by the meeting either to a later time at the same meeting or to an adjourned meeting at any time and any place.

6.2	Business at adjourned meeting

Only unfinished business is to be transacted at a meeting resumed after an adjournment.

7	Voting

7.1	Voting on a show of hands

(a)	Every resolution put to a vote at a meeting must be decided on a show of hands unless a poll is properly demanded in accordance with paragraph 7.2 (“When is a poll properly demanded”).

(b)

A declaration by the chairman that a resolution has been carried, or carried by a particular majority, or lost or not carried by any particular majority, is conclusive evidence of the fact. Neither the chairman nor the minutes need to state, and it is not necessary to prove, the number or proportion of the votes recorded in favour of or against the resolution.

7.2	When is a poll properly demanded

A poll may be properly demanded by:

(a)	the chairman;

(b)	the Issuer; or

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(c)

one or more persons who alone or together hold (or represent Noteholders who hold) Notes representing in aggregate at least 2% of the outstanding principal amount of the Notes in respect of which the meeting has been called.

The poll may be properly demanded before a vote is taken or before or immediately after the voting results on a show of hands are declared.

7.3	Poll

(a)

If a poll is properly demanded, it must be taken in the manner and at the date and time directed by the chairman (provided that the date and time that the poll is to be taken must be no later than 30 days after the date of the meeting). The result of the poll is a resolution of the meeting at which the poll was demanded.

(b)	A poll demanded on the election of a chairman or on a question of adjournment must be taken immediately.

(c)	A demand for a poll may be withdrawn.

(d)	The demand for a poll does not prevent the continuance of the meeting for the transaction of any business other than the question on which the poll was demanded.

7.4	Equality of votes - chairman’s casting vote

If there is an equality of votes either on a show of hands or on a poll, the chairman of the meeting has a casting vote in addition to any votes to which the chairman is otherwise entitled as a Noteholder or Proxy.

7.5	Entitlement to vote

A Noteholder (or, in the case of a Note registered as being owned jointly, the person whose name appears first in the Register) may be present and vote in person at any meeting in respect of the Note or be represented by Proxy.

Except where these provisions otherwise provide, at any meeting:

(a)

on a show of hands, each Noteholder present in person and each person present as a Proxy on behalf of a Noteholder who is not present at the meeting has one vote (and, if a Noteholder is present as a Proxy on behalf of another Noteholder, that Noteholder has one vote in respect of each such appointment and any person present as a Proxy on behalf of more than one Noteholder, that Proxy has one vote in respect of each such capacity); and

(b)

on a poll, each Noteholder or Proxy present has one vote in respect of each principal amount equal to the Denomination of the Notes of the Series in respect of which the meeting is being held of Notes which are registered in that person’s name or in respect of which that person is a Proxy.

Without affecting the obligations of the Proxies named in any Form of Proxy, any person entitled to more than one vote need not use all votes (or cast all the votes) to which it is entitled in the same way.

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7.6	Entitlement to attend

The only persons entitled to attend and speak at any meeting are the Issuer, the Registrar, the Noteholders (and/or their Proxies) and their respective legal advisers and the chairman.

7.7	Objections to right to vote

A challenge to a right to vote at a meeting of Noteholders:

(a)	may only be made at the meeting; and

(b)	must be determined by the chairman, whose decision is final.

8	Proxies

8.1	Appointment of proxy

A Noteholder entitled to attend and vote at a meeting may appoint a Proxy to attend and act on that Noteholder’s behalf in connection with any meeting by a Form of Proxy signed by the Noteholder. If the Noteholder is a corporation, the Form of Proxy must be executed in accordance with the Corporations Act.

8.2	Validity of Forms of Proxy

Forms of Proxy are valid for so long as the Notes to which they relate are registered in the name of the appointor but not otherwise.

8.3	Who may be a Proxy?

A Proxy:

(a)	may, but need not, be a Noteholder; and

(b)	may, but need not, be an attorney, officer, employee, contractor, agent, representative of, or otherwise connected with, the Issuer.

8.4	Form of Proxy must be lodged with Issuer

A Form of Proxy will not be treated as valid unless it is (together with any power of attorney or other authority under which it is signed, or a copy of that power or authority certified in the manner as the Issuer (or Registrar if the Registrar is being appointed as proxy) may require received by the Issuer or Registrar (as the case may be) (or a person appointed to act on behalf of the Issuer or Registrar (as the case may be) as specified in the notice of meeting) at the office specified in the notice of meeting no later than 24 hours before the meeting at which the Form of Proxy is to be used.

8.5	Revocation and amendment

Any vote given in accordance with the terms of a Form of Proxy is valid even if, before the Proxy votes, the relevant Noteholder:

(a)	revokes or amends the Form of Proxy or any instructions in relation to it; or

(b)	transfers the Notes in respect of which the proxy was given,

unless notice of that revocation, amendment or transfer is received from the Noteholder who signed that Form of Proxy by the Issuer (or a person appointed

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to act on behalf of the Issuer specified in the notice of meeting) at the office specified in the notice of meeting no later than 24 hours before the meeting at which the Form of Proxy is used.

9	Single Noteholder

If there is only one Noteholder, that Noteholder may pass a resolution by recording it and signing the record.

10	Circulating Resolutions

(a)	The Noteholders may without a meeting being held:

(i)

pass an Ordinary Resolution, if within 30 days after the Notification Date, Noteholders representing more than 50% of the principal amount of outstanding Notes as at the Notification Date sign a document containing a statement that they are in favour of the resolution set out in that document; or

(ii)

pass a Unanimous Consent resolution, if within 30 days after the Notification Date, Noteholders representing all of the principal amount of outstanding Notes as at the Notification Date sign a document containing a statement that they are in favour of the resolution set out in that document.

(b)	Separate copies of a document may be used for signing by Noteholders if the wording of the resolution and statement is identical in each copy.

(c)	The resolution is passed when the aggregate holdings of Notes of Noteholders who have signed the document passes the relevant threshold.

(d)	The accidental omission to give a copy of a Circulating Resolution to, or the non-receipt of a copy by, any Noteholder does not invalidate the Circulating Resolution.

11	Matters requiring Unanimous Consent

The following matters require Unanimous Consent of all Noteholders:

(a)	reduce the principal amount or premium on, change the maturity, alter or waive the computation of the Redemption Amount, or change the time when such Redemption Amount is payable, of the Notes;

(b)

impair the right of any holder of the Notes to receive payment of principal of or premium or interest on the Notes (including upon redemption) on and after the due dates for such principal, premium or interest;

(c)	change the currency in which principal, any premium or interest is paid;

(d)	reduce the percentage in outstanding principal amount of Notes which must consent to an amendment, supplement or waiver or consent to take any action;

(e)	impair the right to institute suit for the enforcement of any payment on the Notes;

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(f)	waive a payment default with respect to the Notes;

(g)	reduce the interest rate or change the time for payment of interest on the Notes;

(h)	adversely affect the ranking of the Notes; or

(i)	amendment of this paragraph 11 in any manner.

12	Matters requiring an Ordinary Resolution

The Noteholders have the power exercisable by Ordinary Resolution to do anything for which Unanimous Consent is not required.

13	Effect and notice of resolution

13.1	Resolutions are binding

A resolution passed at a meeting duly convened and held (or by a Circulating Resolution duly sent and signed) in accordance with these provisions is binding on all Noteholders, whether or not they were present, or voted, at the meeting (or signed the Circulating Resolution).

13.2	Notice of resolutions

The Issuer must give notice to the Noteholders and the Registrar of the result of the voting on a resolution within 14 days of the result being known. However, a failure to do so does not invalidate the resolution.

14	Minutes

14.1	Minutes

The Issuer must keep minutes in which it records:

(a)	proceedings and resolutions of meetings; and

(b)	Circulating Resolutions.

14.2	Minutes and Circulating Resolutions must be signed

The Issuer must ensure that:

(a)	minutes of a meeting are signed or otherwise confirmed in writing or electronically by the chairman of the meeting or by the chairman of the next meeting; and

(b)	Circulating Resolutions are signed by a director or secretary of the Issuer or another person authorised to so sign.

14.3	Minutes and Circulating Resolutions conclusive

A minute or Circulating Resolution that is recorded and signed (or, in the case of minutes, recorded and otherwise confirmed) in accordance with these provisions is, unless the contrary is proved, conclusive evidence:

(a)	of the matters contained in it;

© King & Wood Mallesons	Note Deed Poll 28 July 2017	15

(b)	that the meeting has been duly convened and held (or copies of the proposed Circulating Resolution have been duly sent and signed); and

(c)	that all resolutions have been duly passed.

15	Further procedures

The Issuer may prescribe further regulations for the holding of, attendance and voting at meetings as are necessary or desirable and do not adversely affect the interests of the Noteholders.

16	Notes of more than one Series

16.1	Application

This paragraph 16 applies whenever there are outstanding Notes which do not form a single Series.

16.2	Resolutions affecting one Series

A resolution which affects one Series of Notes only is taken to have been duly passed if passed at a meeting, or by a Circulating Resolution, of the Noteholders of that Series.

16.3	Resolutions affecting more than one Series

A resolution which affects more than one Series of Notes but does not give rise to a conflict of interest between the Noteholders of any of the Series so affected is taken to have been duly passed if passed at a single meeting, or by a Circulating Resolution, of the Noteholders of all Series so affected (and, for the purposes of determining the requisite quorum and required proportions of holdings for determining if a resolution has been passed at such a meeting, all Series shall be aggregated as if they formed a single Series).

A resolution which affects more than one Series and gives or may give rise to a conflict of interest between the Noteholders of any of the Series so affected is taken to have been duly passed if passed at separate meetings, or by separate Circulating Resolutions, of the Noteholders of each Series so affected.

16.4	Legal opinions

The Issuer may rely on, and the Noteholders are bound by, a legal opinion from independent legal advisers of recognised standing in Australia to the effect that a resolution:

(a)	affects one Series only; or

(b)

if it affects more than one Series of Notes, does not give rise to a conflict of interest, for the purposes of determining the meeting or meetings which need to be held for the purposes of this paragraph 16.

© King & Wood Mallesons	Note Deed Poll 28 July 2017	16

Note Deed Poll

Signing page

DATED: 28 July 2017

SIGNED, SEALED AND DELIVERED	)
by authorised signatory for VERIZON	)
COMMUNICATIONS INC. in the	)
presence of:	)
)
)
)
)
/s/ Audrey E. Prashker	) )	/s/ Scott Krohn
Signature of witness	)	By executing this deed the signatory states that the signatory has received no notice of revocation of the power of authority
)
Audrey E. Prashker	) )
Name of witness (block letters))

© King & Wood Mallesons	Note Deed Poll 28 July 2017	17

CONDITIONS OF THE NOTES – AS SET FORTH IN THE FOLLOWING

EXCERPTS FROM THE INFORMATION MEMORANDUM DATED 28 JULY

2017 AND PRICING SUPPLEMENT FOR THE NOTES DATED 4

NOVEMBER 2019

1	Interpretation

1.1	Definitions

In these Conditions the following expressions have the following meanings:

Additional Amount means an additional amount payable by the Issuer under Condition 11.2 (“Withholding tax”);

Agency Agreement means:

(a)	the agreement entitled “Agency and Registry Services Agreement” and dated 28 July 2017 between the Issuer and BTA Institutional Services Australia Limited (ABN 48 002 916 396);

(b)

any other agreement between the Issuer and a Registrar in relation to the establishment and maintenance of a Register (and/or the performance of any payment or other duties) for any issue of Notes; and/or any other agency agreement between the Issuer and an Agent in connection with any issue of Notes;

Agent means each of the Registrar, the Issuing and Paying Agent, the Calculation Agent and any additional agent appointed under an Agency Agreement, or any of them as the context requires;

Austraclear means Austraclear Ltd (ABN 94 002 060 773);

Austraclear Regulations means the regulations known as the “Austraclear Regulations”, together with any instructions or directions, (each as amended or replaced from time to time) established by Austraclear to govern the use of the Austraclear System and binding on the participants in that system;

Austraclear System means the clearing and settlement system operated by Austraclear in Australia for holding securities and electronic recording and settling of transactions in those securities between participants of that system;

Business Day means:

(a)

a day on which banks are open for general banking business in Sydney, the City of New York and in each (if any) Relevant Financial Centre specified in the Pricing Supplement (not being a Saturday, Sunday, public holiday, or a day on which commercial banks are authorised or required by law, regulation or executive order to close in that place); and

(b)

if a Note to be held in a Clearing System is to be issued or a payment is to be made in respect of a Note held in any Clearing System on that day, a day on which each applicable Clearing System in which the relevant Note is lodged is operating;

Business Day Convention means a convention for adjusting any date if it would otherwise fall on a day that is not a Business Day and the following conventions, where specified in the Pricing Supplement in relation to any date applicable to any Note, have the following meanings:

(a)	“Floating Rate Convention” means that the date is postponed to the next following day which is a Business Day unless that day falls in the next calendar month, in which event:

(i)	that date is brought forward to the first preceding day that is a Business Day; and

(ii)

each subsequent Interest Payment Date is the last Business Day in the month which falls the number of months or other period specified as the Interest Period in the Pricing Supplement after the preceding applicable Interest Payment Date occurred;

(b)	“Following Business Day Convention” means that the date is postponed to the first following day that is a Business Day;

(c)

“Modified Following Business Day Convention” or “Modified Business Day Convention” means that the date is postponed to the first following day that is a Business Day unless that day falls in the next calendar month in which case that date is brought forward to the first preceding day that is a Business Day;

(d)	“Preceding Business Day Convention” means that the date is brought forward to the first preceding day that is a Business Day; and

(e)	“No Adjustment” means that the relevant date must not be adjusted in accordance with any Business Day Convention.

If no convention is specified in the Pricing Supplement, the Following Business Day Convention applies. Different conventions may be specified in relation to, or apply to, different dates;

Calculation Agent means, in respect of a Note, the person appointed by the Issuer and specified in the Pricing Supplement as the party responsible for calculating the Interest Rate and other amounts required to be calculated under these Conditions;

Clearing System means:

(a)	the Austraclear System; and/or

(b)	any other clearing and settlement system outside Australia specified in the Pricing Supplement;

Conditions means, in relation to a Note, these terms and conditions as amended, supplemented, modified or replaced by the Pricing Supplement applicable to such Note and references to a particular numbered Condition shall be construed accordingly;

Day Count Fraction means, in respect of the calculation of interest on a Note for any period of time (“Calculation Period”), the day count fraction specified in the Pricing Supplement and:

(a)	if “Actual/365 (Fixed)” is so specified, means the actual number of days in the Calculation Period divided by 365;

(b)	if “Actual/360” is so specified, means the actual number of days in the Calculation Period divided by 360;

(c)	if “30/360”, “360/360” or “Bond Basis” is so specified, means the number of days in the Calculation Period divided by 360 calculated on a formula basis as follows:

Day Count Fraction =	[360 x (Y2 –Y1)] + [30 x (M2 –M1)] + (D2 –D1)
360

where:

“Y1”	is the year, expressed as a number, in which the first day of the Calculation Period falls;

“Y2”	is the year, expressed as a number, in which the day immediately following the last day included in the Calculation Period falls;

“M1”	is the calendar month, expressed as a number, in which the first day of the Calculation Period falls;

“M2”	is the calendar month, expressed as a number, in which the day immediately following the last day included in the Calculation Period falls;

“D1”	is the first calendar day, expressed as a number, of the Calculation Period, unless such number would be 31, in which case D1 will be 30; and

“D2”

is the calendar day, expressed as a number, immediately following the last day included in the Calculation Period, unless such number would be 31 and D1 is greater than 29, in which case D2 will be 30;

(d)

if “RBA Bond Basis” or “Australian Bond Basis” is so specified, means one divided by the number of Interest Payment Dates in a year (or where the Calculation Period does not constitute an Interest Period, the actual number of days in the Calculation Period divided by 365 (or, if any portion of the Calculation Period falls in a leap year, the sum of:

(i)	the actual number of days in that portion of the Calculation Period falling in a leap year divided by 366; and

(ii)	the actual number of days in that portion of the Calculation Period falling in a non-leap year divided by 365));

Deed Poll means:

(a)	the deed poll entitled “Note Deed Poll” and dated 28 July 2017; and

(b)

such other deed poll that supplements, amends, restates, modifies or replaces the deed poll referred to above, or which is otherwise acknowledged in writing to be a deed poll for the purposes of the Program, in each case, executed by the Issuer;

Denomination means the notional face value of a Note specified in the Pricing Supplement;

Event of Default means an event so described in Condition 13 (“Events of Default”);

FATCA means:

(a)	sections 1471 to 1474 of the Internal Revenue Code or any associated regulations or other official guidance;

(b)

any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement under the implementation of paragraphs (a) or (b) above, with the IRS, the United States government or any governmental or taxation authority in any other jurisdiction;

Fixed Rate Note means a Note on which interest is calculated at a fixed rate payable in arrear on each date specified in the Pricing Supplement;

Floating Rate Note means a Note on which interest is calculated at a floating rate payable in arrear on each date specified in the Pricing Supplement;

Information Memorandum means, in respect of a Note, the information memorandum or other offering document referred to in the Pricing Supplement, in each case, prepared by, or on behalf of, and approved in writing by, the Issuer in connection with the issue of that Note;

Interest Commencement Date means, in respect of a Note, the Issue Date of the Note or any other date so specified in the Pricing Supplement;

Interest Determination Date means each date so specified in, or determined in accordance with, the Pricing Supplement;

Interest Payment Date means each date so specified in, or determined in accordance with, the Pricing Supplement;

Interest Period means each period beginning on (and including) an Interest Payment Date and ending on (but excluding) the next Interest Payment Date. However:

(a)	the first Interest Period commences on (and includes) the Interest Commencement Date; and

(b)	the final Interest Period ends on (but excludes) the Maturity Date;

Interest Rate means, in respect of a Note, the interest rate (expressed as a percentage per annum) payable in respect of that Note specified in the Pricing Supplement or calculated or determined in accordance with these Conditions and the Pricing Supplement;

Internal Revenue Code means the United States Internal Revenue Code of 1986 (as amended);

IRS means the United States Internal Revenue Service;

Issue Date means, in respect of a Note, the date on which the Note is, or is to be, issued and as may be specified, or determined, in accordance with, the Pricing Supplement;

Issue Price means the price as set out in the Pricing Supplement;

Issuer means Verizon Communications Inc.;

Issuing and Paying Agent means:

(a)	BTA Institutional Services Australia Limited (ABN 48 002 916 396); and/or

(b)

any other person appointed by the Issuer under an Agency Agreement and specified in the relevant Pricing Supplement to perform issuing and paying agency functions on the Issuer’s behalf with respect to a Series or Tranche of Notes;

Margin means the margin specified in, or determined in accordance with, the Pricing Supplement;

Maturity Date means, in respect of a Note, the date so specified in, or determined in accordance with, the Pricing Supplement as the date on which the Note is to be redeemed;

Meeting Provisions means the provisions relating to meetings of Noteholders and set out as a schedule to the Deed Poll;

Note means each form of bond, note, debt security, debt instrument or debt obligation specified in an applicable Pricing Supplement and issued or to be issued by the Issuer which is constituted by, and owing under, the Deed Poll and the details of which are recorded in, and evidenced by entry in, the Register. References to any particular type of “Note” or “Notes” shall be read and construed accordingly. All references to “Notes” must, unless the context otherwise requires, be read and construed as references to the Notes of a particular Series;

Noteholder means, in respect of a Note, each person whose name is entered in the Register as being the holder of that Note;

Pricing Supplement means, in respect of a Tranche, the supplement specifying the relevant issue details in relation to that Tranche and which may be substantially in the form set out in the Information Memorandum, duly completed and signed by the Issuer;

Program means the Issuer’s uncommitted Program for the issuance of Notes described in the Information Memorandum;

Record Date means 5.00 pm in the place where the Register is maintained on the date which is the 8th calendar day before the payment date or any other date so specified in the Pricing Supplement;

Redemption Amount means, for a Note, the outstanding principal amount as at the date of redemption, and also includes any other amount in the nature of a redemption amount specified in, or determined in accordance with, the Pricing Supplement or these Conditions;

Redemption Date means, in respect of a Note, such date on which the Note is redeemed prior to its Maturity Date in accordance with these Conditions;

Reference Banks means the institutions so described in the Pricing Supplement or, if none, four major banks selected by the Calculation Agent in the market that is most closely connected with the Reference Rate;

Reference Rate means the rate specified in, or determined in accordance with, the Pricing Supplement;

Register means the register, including any branch register, of Noteholders established and maintained by the Issuer, or by a Registrar on its behalf, under an Agency Agreement;

Registrar means:

(a)	BTA Institutional Services Australia Limited (ABN 48 002 916 396); and/or

(b)	any other person appointed by the Issuer under a relevant Agency Agreement to establish and maintain the Register in respect of a Tranche of Notes on the Issuer’s behalf from time to time;

Relevant Financial Centre means Sydney, the City of New York and/or any other centre specified in the Pricing Supplement;

Relevant Screen Page means:

(a)	the page, section or other part of a particular information service specified as the Relevant Screen Page in the Pricing Supplement; or

(b)

any other page, section or other part as may replace it on that information service or such other information service, in each case, as may be nominated by the person providing or sponsoring the information appearing there for the purpose of displaying rates or prices comparable to the Reference Rate;

Relevant Time has the meaning given in the Pricing Supplement;

Security Record has the meaning given in the Austraclear Regulations;

Series means an issue of Notes made up of one or more Tranches all of which form a single Series and are issued on the same Conditions except that the Issue Price, Issue Date and first payment of interest may be different in respect of a different Tranche of a Series;

Specified Office means the office specified in the Information Memorandum or any other address notified to Noteholders from time to time;

Tax Authority means any government, state, municipal, local, federal or other fiscal, revenue, customs or excise authority, body or official, having power to tax to which the Issuer becomes subject in respect of payments made by it of principal or interest in respect of the Notes;

Taxes means taxes, levies, fees, withholdings, deductions, assessments or governmental charges of whatever nature imposed or levied by any Tax Authority together with any related interest, penalties, fines and expenses in connection with them;

Tranche means an issue of Notes specified as such in the Pricing Supplement issued on the same Issue Date and on the same Conditions; and

United States or U.S. means the United States of America and its territories and possessions.

1.2	General interpretation

Headings (including those in brackets at the beginning of paragraphs) are for convenience only and do not affect the interpretation of these Conditions. Unless the contrary intention appears, a reference in these Conditions to:

(a)	a group of persons (other than the Noteholders) is a reference to any two or more of them jointly and to each of them individually;

(b)	a document (including these Conditions) includes its annexures and schedules and any variation or replacement of or supplement to it;

(c)

“law” includes common law, principles of equity, decree and any statute or other law made by any parliament (and a statute or other law made by parliament includes any regulation and other instrument under it and any consolidation, amendment, re-enactment or replacement of it);

(d)

“directive” includes a treaty, official directive, request, regulation, guideline or policy (whether or not having the force of law) with which responsible participants in the relevant market generally comply;

(e)	the “Corporations Act” means the Corporations Act 2001 of Australia;

(f)	“Australian dollars”, “AUD” or “A$” is a reference to the lawful currency of Australia;

(g)	“US dollars”, “United States dollars”, “USD” or “US$” is a reference to the lawful currency of the United States;

(h)	a time of day is a reference to Sydney time;

(i)

a “person” includes an individual, corporation, company, firm, tribunal, undertaking, association, organisation, partnership, joint venture, trust, limited liability company, unincorporated organisation or government or any agency, instrumentality or political subdivision thereof; in each case whether or not being a separate legal entity;

(j)	a particular person includes a reference to the person’s executors, administrators, successors, substitutes (including persons taking by novation) and assigns;

(k)	if a notice must be given within a certain period of days, the day on which the notice is given, and the day on which the thing is to happen, are not to be counted in calculating that period;

(l)	an agreement, representation or warranty in favour of two or more persons is for the benefit of them jointly and each of them individually;

(m)	the singular includes the plural and vice versa;

(n)	anything (including any amount) is a reference to the whole and each part of it; and

(o)	the words “including”, “for example” or “such as” when introducing an example, do not limit the meaning of the words to which the example relates to that example or examples of a similar kind.

1.3	References to particular terms

Unless the contrary intention appears, in these Conditions:

(a)	a reference to an Agency Agreement is a reference to each Agency Agreement applicable to the Notes of the relevant Series;

(b)	a reference to an Agent is a reference to each Agent appointed to act in respect of Notes of the relevant Series;

(c)	a reference to the Deed Poll is a reference to the Deed Poll applicable to the Notes of the relevant Series;

(d)	a reference to a Note is a reference to a Note of a particular Series specified in the Pricing Supplement;

(e)	a reference to a Noteholder is a reference to the holder of Notes of a particular Series;

(f)	a reference to a Pricing Supplement is a reference to the Pricing Supplement applicable to the Notes of the particular Tranche specified in that Pricing Supplement; and

(g)	a reference to a particular date on which a payment is to be made is a reference to that date adjusted in accordance with the applicable Business Day Convention.

1.4	References to principal and interest

Unless the contrary intention appears, in these Conditions:

(a)

any reference to “principal” is taken to include the Redemption Amount, any additional amounts in respect of principal which may be payable under Condition 11 (“Taxation”), any premium payable by the Issuer in respect of a Note, and any other amount in the nature of principal payable in respect of the Notes under these Conditions;

(b)	the principal amount of a Note issued at a discount is to be taken as at any time to equal its Denomination;

(c)

the principal amount of a Note which is to vary by reference to a schedule or formula (where such determination has been previously made in accordance with these Conditions) is to be taken as at any time to equal its varied amount; and

(d)	any reference to “interest” is taken to include any Additional Amounts and any other amount in the nature of interest payable in respect of the Notes under these Conditions.

1.5	Headings

Headings (including those in brackets at the beginning of paragraphs) are for convenience only and do not affect the interpretation of these Conditions.

1.6	Terms defined in Pricing Supplement

Terms which are defined in the Pricing Supplement as having a defined meaning have the same meaning when used in these Conditions but if the Pricing Supplement gives no meaning or specifies that the definition is “Not Applicable”, then that definition is not applicable to the Notes.

2	The Notes

2.1	Terms of issue

(a)	Notes are issued under the Program.

(b)

Notes are issued in Series. A Series may comprise one or more Tranches having one or more Issue Dates and on conditions otherwise identical (other than, to the extent relevant, in respect of the Issue Price, Issue Date and the first payment of interest).

(c)

The Issuer will issue Notes on the terms set out in these Conditions as supplemented, amended, modified or replaced by the Pricing Supplement applicable to those Notes. If there is any inconsistency between these Conditions and the Pricing Supplement, the Pricing Supplement prevails.

(d)

Copies of the Pricing Supplement for a Tranche of Notes are available for inspection or upon request by a Noteholder or prospective Noteholder during normal business hours at the Specified Office of the Issuer or the Registrar or are otherwise available on reasonable request from the Issuer or the Registrar.

(e)	A Note is either:

(i)	a Fixed Rate Note; or

(ii)	a Floating Rate Note,

or a combination of the above (or any other type of debt obligation), as specified in the relevant Pricing Supplement.

2.2	Issue and transfer restrictions

Notes may only be offered (directly or indirectly) for issue or transfer, or applications invited for the issue or transfer of Notes, and may only be issued or transferred if:

(a)	where the offer or invitation is made in, or into, Australia:

(i)

the aggregate consideration payable to the Issuer or the transferor by the relevant subscriber or person acquiring the Notes is at least A$500,000 (or its equivalent in an alternative currency and, in either case, disregarding moneys lent by the Issuer or its associates) or the offer or invitation (including any resulting issue) or transfer does not otherwise require disclosure to investors under Parts 6D.2 or 7.9 of the Corporations Act; and

(ii)	the offer or invitation (including any resulting issue) or transfer does not constitute an offer to a “retail client” as defined for the purposes of section 761G of the Corporations Act; and

(b)

at all times, the offer or invitation (including any resulting issue) or transfer complies with all applicable laws and directives in the jurisdiction in which the offer, invitation, issue or transfer takes place.

2.3	Denomination

Notes are issued in the Denomination specified in the Pricing Supplement.

2.4	Currency

Subject to compliance with all applicable legal and regulatory requirements, Notes may be denominated in Australian dollars or such other currency or currencies specified in the Pricing Supplement.

2.5	Clearing Systems

If the Notes are held in a Clearing System, the rights of a person holding an interest in those Notes are subject to the rules and regulations of the Clearing System including any removal, uplift or withdrawal (however described) of the Notes from that Clearing System or other action (including a transfer of the Notes) required by the rules and regulations of the Clearing System. The Issuer is not responsible for anything the Clearing System does or omits to do.

3	Form

3.1	Constitution

(a)	Notes are debt obligations of the Issuer constituted by, and owing under, the Deed Poll and the details of which are recorded in, and evidenced by entry in, the Register.

(b)	Noteholders are entitled to the benefit of, are bound by, and are deemed to have notice of all the provisions of the Deed Poll.

3.2	Form

Notes are issued in registered uncertificated form by entry in the Register.

3.3	No certificates

No certificates in respect of any Notes will be issued to Noteholders unless the Issuer determines that certificates should be available or are required by any applicable law or directive. If certificates are issued, they represent evidence of title only and the Notes will remain in registered form.

4	Status, ranking and negative pledge

4.1	Status and ranking

The Notes will constitute direct, unconditional, unsubordinated and (subject to Condition 4.2 (“Negative pledge”)) unsecured obligations of the Issuer which rank pari passu among themselves and will rank at least pari passu with all other present and future unsecured and unsubordinated obligations of the Issuer, save for such as may be preferred by mandatory provisions of applicable law.

4.2	Negative pledge

If, at any time, the Issuer mortgages, pledges or otherwise subjects to any lien the whole or any part of any property or assets now owned or hereafter acquired by it, except as provided in this Condition 4.2, the Issuer will accord the same security to any outstanding Notes, and any other obligations of the Issuer which may then be outstanding and entitled to the benefit of a covenant similar to this Condition 4.2, equally and rateably with the indebtedness or obligations secured by such mortgage, pledge or lien, for as long as any such indebtedness or obligation is so secured.

This Condition 4.2 does not apply to:

(a)	the creation, extension, renewal or refunding of purchase-money mortgages or liens, or other liens to which any property or asset is subject at the time it is acquired by the Issuer; or

(b)	the making of any deposit or pledge:

(i)	to secure public or statutory obligations or with any governmental agency, at any time required by law, in order to:

(A)	qualify the Issuer to conduct its business (or any part thereof); or

(B)	entitle it to maintain self-insurance or to obtain the benefits of any law relating to workmen’s compensation, unemployment insurance, old age pensions or other social security; or

(ii)	with any court, board, commission or governmental agency as security incident to the proper conduct of any proceeding before it; or

(c)	the mortgage, pledge, or subjecting to a lien of any property or assets by an affiliate of the Issuer whether or not such property or assets were acquired by such affiliate from the Issuer.

4.3	Waiver of Negative pledge

The Issuer may omit in any particular instance to comply with any covenant or condition set forth in Condition 4.2 (“Negative pledge”) if, before or after the time for such compliance, the Noteholders of more than 50% in principal amount of the outstanding Notes of each Series of Notes affected by the omission shall, in each case by notice of such Noteholders, either waive such compliance in such instance or generally waive compliance with such covenant or condition, but no such waiver shall extend to or affect such covenant or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Issuer with respect to any such covenant or condition shall remain in full force and effect.

5	Title and transfer of Notes

5.1	Title

Title to a Note passes when details of the transfer are entered in the Register.

5.2	Effect of entries in Register

Each entry in the Register in respect of a Note constitutes:

(a)	an irrevocable undertaking by the Issuer to the Noteholder to:

(i)	pay principal, any interest and any other amounts in accordance with these Conditions; and

(ii)	otherwise to comply with the Conditions; and

(b)	an entitlement to the other benefits given to Noteholders under these Conditions in respect of the Note.

5.3	Ownership and non-recognition of interests

(a)	Entries in the Register in relation to a Note constitute conclusive evidence that the person so entered is the absolute owner of such Note subject to correction for fraud or proven error.

(b)

No notice of any trust or other interest in, or claim to, any Note will be entered in a Register. Neither the Issuer nor the relevant Registrar need take notice of any trust or other interest in, or claim to, any Note, except as ordered by a court of competent jurisdiction or required by any applicable law or directive. This Condition 5.3(b) applies whether or not a Note is overdue.

5.4	Joint holders

Where two or more persons are entered in the Register as the joint holders of a Note then they are taken to hold the Note as joint tenants with rights of survivorship, but the Registrar is not bound to register more than four persons as joint holders of a Note.

5.5	Transfer

(a)	Noteholders may only transfer Notes in accordance with these Conditions.

(b)	Notes may be transferred in whole but not in part.

5.6	Transfer procedures

(a)

Interests in Notes held in a Clearing System will be transferable only in accordance with the rules and regulations of that Clearing System. If a Note is lodged in the Austraclear System, neither the Issuer nor the relevant Registrar will recognise any such interest other than the interest of Austraclear as the Noteholder while that Note is lodged in the Austraclear System.

(b)

Application for the transfer of Notes not held in a Clearing System must be made by the lodgment of a transfer form with the Registrar at its Specified Office. Transfer forms must be in the form available from the Issuer or the Registrar (or such other person as may be specified in a Pricing Supplement) and:

(i)	each transfer form must be:

(A)	duly completed and stamped (if applicable);

(B)	accompanied by any evidence the Registrar may require to establish that the transfer form has been duly executed; and

(C)	signed by, or on behalf of, both the transferor and the transferee; and

(ii)	transfers will be registered without charge provided all applicable Taxes have been paid.

5.7	Austraclear as Noteholder

If Austraclear is recorded in the Register as the Noteholder, each person in whose Security Record a Note is recorded is taken to acknowledge in favour of the Issuer, the Registrar and Austraclear that:

(a)

the Registrar’s decision to act as the Registrar of that Note is not a recommendation or endorsement by the Registrar or Austraclear in relation to that Note, but only indicates that the Registrar considers that the holding of the Note is compatible with the performance by it of its obligations as Registrar under the Agency Agreement; and

(b)	the Noteholder does not rely on any fact, matter or circumstance contrary to paragraph (a).

5.8	Restrictions on transfers

Transfers of Notes which are not lodged in a Clearing System cannot be made between a Record Date and the relevant Interest Payment Date if a redemption of such Note is to occur during that period in accordance with these Conditions.

5.9	Effect of transfer

Upon registration and entry of the transferee in the Register the transferor ceases to be entitled to future benefits under these Conditions in respect of the transferred Note and the transferee becomes so entitled in accordance with Condition 5.2 (“Effect of entries in Register”).

5.10	CHESS

Notes which are listed on the Australian Securities Exchange operated by ASX Limited (ABN 98 008 624 691) will not be transferred through, or registered on, the Clearing House Electronic Subregister System operated by ASX Settlement Pty Limited (ABN 49 008 504 532) and will not be “Approved Financial Products” for the purposes of that system.

5.11	Estates

A person becoming entitled to a Note as a consequence of the death or bankruptcy of a Noteholder or of a vesting order or a person administering the estate of a Noteholder may, upon producing such evidence as to that entitlement or status as the Registrar considers sufficient, transfer the Note or, if so entitled, become registered as the holder of the Note.

5.12	Unincorporated associations

A transfer of a Note to an unincorporated association is not permitted.

5.13	Transfer of unidentified Notes

If a Noteholder transfers some but not all of the Notes it holds and the transfer form does not identify the specific Notes transferred, the relevant Registrar may choose which Notes registered in the name of Noteholder have been transferred. However, the aggregate principal amounts of the Notes registered as transferred must equal the aggregate principal amount of the Notes expressed to be transferred in the transfer form.

6	Fixed Rate Notes

This Condition 6 applies to the Notes only if the Pricing Supplement states that it applies.

6.1	Interest on Fixed Rate Notes

Each Fixed Rate Note bears interest on its outstanding principal amount from (and including) its Interest Commencement Date to (but excluding) its Maturity Date at the Interest Rate. Interest is payable in arrear on each Interest Payment Date.

6.2	Fixed Coupon Amount

Unless otherwise specified in the Pricing Supplement, the amount of interest payable on each Interest Payment Date in respect of the preceding Interest Period is the “Fixed Coupon Amount” specified in the Pricing Supplement.

6.3	Calculation of interest payable

The amount of interest payable in respect of a Fixed Rate Note for any period for which a Fixed Coupon Amount is not specified in the Pricing Supplement is calculated by multiplying the Interest Rate for that period, by the outstanding principal amount of the Fixed Rate Note and by the applicable Day Count Fraction.

7	Floating Rate Notes

This Condition 7 applies to the Notes only if the Pricing Supplement states that it applies.

7.1	Interest on Floating Rate Notes

Each Floating Rate Note bears interest on its outstanding principal amount from (and including) its Interest Commencement Date to (but excluding) its Maturity Date at the Interest Rate.

Interest is payable in arrear:

(a)	on each Interest Payment Date; or

(b)

if no Interest Payment Date is specified in the Pricing Supplement, on each date which falls the number of months or other period specified as the “Specified Period” in the Pricing Supplement after the preceding Interest Payment Date (or in the case of the first Interest Payment Date, after the Interest Commencement Date).

7.2	Interest Rate determination

The Interest Rate payable in respect of a Floating Rate Note must be determined by the Calculation Agent in accordance with these Conditions.

7.3	Fallback Interest Rate

Unless otherwise specified in the Pricing Supplement, if, in respect of an Interest Period, the Calculation Agent is unable to determine a rate in accordance with Condition 7.2 (“Interest Rate determination”), the Interest Rate for the Interest Period is the Interest Rate applicable to the Floating Rate Notes during the immediately preceding Interest Period.

7.4	Screen Rate Determination

Where “Screen Rate Determination” is specified in the Pricing Supplement as the manner in which the Interest Rate is to be determined, the Interest Rate for each Interest Period is the sum of the Margin and the Screen Rate.

In this Condition, “Screen Rate” means, for an Interest Period, the quotation offered for the Reference Rate appearing on the Relevant Screen Page at the Relevant Time on the Interest Determination Date. However:

(a)

if there is more than one offered quotation displayed on the Relevant Screen Page at the Relevant Time on the Interest Determination Date, the “Screen Rate” means the rate calculated by the Calculation Agent as the average of the offered quotations. If there are more than five offered quotations, the Calculation Agent must exclude the highest and lowest quotations (or in the case of equality, one of the highest and one of the lowest quotations) from its calculation;

(b)

if an offered quotation is not displayed by the Relevant Time on the Interest Determination Date or if it is displayed but the Calculation Agent determines that there is an obvious error in that rate, the “Screen Rate” means:

(i)

the rate the Calculation Agent calculates as the average mean of the Reference Rates that each Reference Bank quoted to the leading banks in the Relevant Financial Centre specified in the Pricing Supplement at the Relevant Time on the Interest Determination Date; or

(ii)

where the Calculation Agent is unable to calculate a rate under paragraph (i) because it is unable to obtain at least two quotes, the rate the Calculation Agent calculates as the average of the rates (being the nearest equivalent to the Reference Rate) quoted by two or more banks chosen by the Calculation Agent in the Relevant Financial Centre at approximately the Relevant Time on the Interest Determination Date for a period equivalent to the Interest Period to leading banks carrying on business in the Relevant Financial Centre in good faith; or

(c)	if the Pricing Supplement specifies an alternative method for the determination of the Screen Rate Determination, then that alternative method applies.

7.5	BBSW Rate Determination

Where “BBSW Rate Determination” is specified in the Pricing Supplement as the manner in which the Interest Rate is to be determined, the Interest Rate applicable to the Floating Rate Notes for each Interest Period is the sum of the Margin and the BBSW Rate.

In this Condition, “BBSW Rate” means, for an Interest Period, the rate for prime bank eligible securities having a tenor closest to the Interest Period which is designated as the “AVG MID” on the Reuters Screen BBSW Page (or any designation which replaces that designation on that page, or any replacement page) at approximately 10.15 am (or such other time at which such rate customarily appears on that page) on the first day of that Interest Period. However, if such rate does not appear on the Reuters Screen BBSW Page (or any replacement page) by 10.30 am on that day (or such other time that is 15 minutes after the then prevailing time), or if it does appear but the Calculation Agent determines that there is an obvious error in that rate, “BBSW Rate” means the rate determined by the Calculation Agent having regard to comparable indices then available. The rate calculated or determined by the Calculation Agent will be expressed as a percentage rate per annum and will be rounded up, if necessary, to the next higher one ten-thousandth of a percentage point (0.0001%).

7.6	Interpolation

If the Pricing Supplement states that “Linear Interpolation” applies to an Interest Period, the Interest Rate for that Interest Period is determined through the use of straight line interpolation by reference to two Screen Rates, BBSW Rates or other floating rates specified in the Pricing Supplement.

The first rate must be determined as if the Interest Period were the period of time for which rates are available next shorter than the length of the Interest Period (or any alternative Interest Period specified in the Pricing Supplement).

The second rate must be determined as if the Interest Period were the period of time for which rates are available next longer than the length of the Interest Period (or any alternative Interest Period specified in the Pricing Supplement).

8	General provisions applicable to interest

8.1	Maximum or Minimum Interest Rate

If the Pricing Supplement specifies a “Maximum Interest Rate” or “Minimum Interest Rate” for any Interest Period, the Interest Rate for the Interest Period must not be greater than the maximum, or be less than the minimum, so specified. If no rate is specified, the Minimum Interest Rate shall be zero.

8.2	Calculation of Interest Rate and interest payable

(a)	The Calculation Agent must, in relation to each Interest Period for each Floating Rate Note:

(i)	calculate the Interest Rate in accordance with these Conditions and the Pricing Supplement; and

(ii)	as soon as practicable after determining the Interest Rate, calculate the amount of interest payable for the Interest Period in respect of the outstanding principal amount of that Note.

(b)

Unless otherwise specified in the Pricing Supplement, the amount of interest payable is calculated by multiplying the product of the Interest Rate for the Interest Period and the outstanding principal amount of the Note by the applicable Day Count Fraction.

(c)	The rate determined by the Calculation Agent must be expressed as a percentage rate per annum.

8.3	Calculation of other amounts

If the Pricing Supplement specifies that any other amount is to be calculated by the Calculation Agent, the Calculation Agent must, as soon as practicable after the time at which that amount is to be determined, calculate the amount in the manner specified in the Pricing Supplement.

8.4	Notification of Interest Rate, interest payable and other items

(a)

The Calculation Agent must notify the Issuer, the Registrar, the Noteholders, each other Agent and any stock or securities exchange or other relevant authority on which the Notes are listed, quoted and/or traded of:

(i)	each Interest Rate, the amount of interest payable and each other amount, item or date calculated or determined by it together with the Interest Payment Date; and

(ii)	any amendment to any amount, item or date referred to in paragraph (i) arising from any extension or reduction in any Interest Period or calculation period.

(b)

The Calculation Agent must give notice under this Condition as soon as practicable after it makes its determination. However, it must give notice of each Interest Rate, the amount of interest payable and each Interest Payment Date by the fourth day of the Interest Period.

(c)

The Calculation Agent may amend its determination of any amount, item or date (or make appropriate alternative arrangements by way of adjustment) as a result of the extension or reduction of the Interest Period or calculation period without prior notice but must notify the Issuer, the Registrar, the Noteholders, each other Agent and each stock or securities exchange or other relevant authority on which the Notes are listed, quoted and/or traded after doing so.

8.5	Determination final

The determination by the Calculation Agent of all amounts, rates and dates falling to be determined by it under these Conditions is, in the absence of manifest or proven error, final and binding on the Issuer, the Registrar, each Noteholder and each other Agent.

8.6	Rounding

For the purposes of any calculations required under these Conditions (unless otherwise specified in these Conditions or in the Pricing Supplement):

(a)	all percentages resulting from those calculations must be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (with 0.000005% being rounded up to 0.00001%);

(b)	all figures resulting from those calculations must be rounded to five decimal places (with 0.000005 being rounded up to 0.00001); and

(c)	all amounts that are due and payable must be rounded (with halves being rounded up) to:

(i)	in the case of Australian dollars, one cent; and

(ii)	in the case of any other currency, the lowest amount of that currency available as legal tender in the country of that currency.

9	Redemption and purchase

9.1	Redemption on maturity

Each Note must be redeemed by the Issuer on the Maturity Date at its Redemption Amount unless:

(a)	the Note has been previously redeemed;

(b)	the Note has been purchased and cancelled; or

(c)	the Pricing Supplement states that the Note has no fixed Maturity Date.

9.2	Early redemption for taxation reasons

The Issuer may redeem all (but not some) of the Notes of a Series in whole before their Maturity Date at the Redemption Amount and any interest accrued on it to (but excluding) the Redemption Date if, as a result of any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of the United States or of any political subdivision thereof or taxing authority therein or thereof affecting taxation, or any change in official position regarding application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction in the United States), or any other action taken by any taxing authority or a court of competent jurisdiction in the United States, whether or not such action was taken or made with respect to the Issuer, or any change, amendment, application or interpretation shall be officially proposed, which becomes effective on or after the Issue Date with respect to any Notes, the Issuer is or will be required under Condition 11.2 (“Withholding tax”) to pay an Additional Amount in respect of a Note and the Issuer, in its business judgment, determines that such obligation cannot be avoided by the Issuer taking reasonable measures available to it.

However, the Issuer may only do so if:

(a)

prior to the publication of any notice of redemption for taxation reasons, the Issuer shall deliver to the Registrar a certificate signed by two duly authorised officers of the Issuer stating that the Issuer is entitled to effect such redemption for taxation reasons and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer so to redeem have occurred and an opinion of independent legal advisers or tax consultants of recognised standing to the effect that the Issuer has or will, in all material probability, become obliged to pay such Additional Amounts as a result of such change or amendment; and

(b)

the Issuer has given not less than 30 days nor more than 60 days’ notice to the Registrar, the Noteholders, each other Agent and any stock or securities exchange or other relevant authority on which the Notes are listed, quoted and/or traded; and

(c)	in the case of Fixed Rate Notes, no notice of redemption is given earlier than 90 days before the earliest date on which the Issuer would be obliged to pay Additional Amounts;

(d)	in the case of Floating Rate Notes:

(i)	the proposed Redemption Date is an Interest Payment Date; and

(ii)

the notice of redemption is given at least 30 days and not more than 60 days before the Interest Payment Date occurring immediately before the earliest date on which the Issuer would be obliged to pay Additional Amounts.

9.3	Early redemption at the option of Noteholders (Noteholder put)

If the relevant Pricing Supplement states that a Noteholder may require the Issuer to redeem all or some of the Notes of a Series held by that Noteholder before their Maturity Date under this Condition 9.3, the Issuer must redeem the Notes specified by the Noteholder at the Redemption Amount and any interest accrued on it to (but excluding) the Redemption Date if the following conditions are satisfied:

(a)	the amount of Notes to be redeemed is a multiple of their Denomination;

(b)

the Noteholder has given not less than 30 days nor more than 45 days (or any other period specified in the Pricing Supplement) notice, to the Issuer and the Registrar by delivering to the Specified Office of the Registrar during normal business hours a completed and signed redemption notice in the form obtainable from the Specified Office of the Registrar together with any evidence the Registrar may require to establish title of the Noteholder to the Note;

(c)

the notice referred to in paragraph (b) specifies an account in the country of the currency in which the Note is denominated to which the payment should be made or an address to where a cheque for payment should be sent;

(d)	the Redemption Date is an “Early Redemption Date (Put)” specified in the Pricing Supplement; and

(e)	any other relevant condition specified in the Pricing Supplement is satisfied.

A Noteholder may not require the Issuer to redeem any Note under this Condition 9.3 if the Issuer has given notice that it will redeem that Note under Condition 9.2 (“Early redemption for taxation reasons”) or Condition 9.4 (“Early redemption at the option of the Issuer (Issuer call)”).

9.4	Early redemption at the option of the Issuer (Issuer call)

If the Pricing Supplement states that the Issuer may redeem all or some of the Notes of a Series before their Maturity Date under this Condition, the Issuer may redeem so many of the Notes specified in the Pricing Supplement at the Redemption Amount and any interest accrued on it to (but excluding) the Redemption Date.

However, the Issuer may only do so if:

(a)	the amount of Notes to be redeemed is, or is a multiple of, their Denomination;

(b)

the Issuer has given not less than 60 days (or such lesser period specified in the Pricing Supplement) notice to the Registrar, the Noteholders, each other Agent and any stock or securities exchange or other relevant authority on which the Notes are listed;

(c)	the proposed Redemption Date is an “Early Redemption Date (Call)” specified in the Pricing Supplement; and

(d)	any other relevant condition specified in the Pricing Supplement is satisfied.

9.5	Partial redemptions

If only some of the Notes are to be redeemed under Condition 9.4 (“Early redemption at the option of the Issuer (Issuer call)”), the Notes to be redeemed must be specified in the notice and selected:

(a)	in a fair and reasonable manner under the circumstances of the proposed redemption and having regard to prevailing market practice; and

(b)	in compliance with any applicable law, directive or requirement of any applicable Clearing System and stock or securities exchange or other relevant authority on which the Notes are listed.

9.6	Effect of notice of redemption

Any notice of redemption given by the Issuer under this Condition 9 (“Redemption and purchase”) is irrevocable.

9.7	Late payment

If an amount is not paid under Condition 9 (“Redemption and purchase”) when due, then interest continues to accrue on the unpaid amount (both before and after any demand or judgment) at the default rate specified in the Pricing Supplement (or, if no default rate is specified, the last applicable Interest Rate) until the date on which payment is made to the Noteholder.

9.8	Purchase

The Issuer and any of its affiliates may at any time purchase Notes in the open market or otherwise and at any price. Such Notes may be held, reissued, resold, or at the option of such purchaser, cancelled by notice to the Registrar. Purchases may be made by tender offers or in any other manner at the discretion of the purchasers, in each case, subject to compliance with any applicable law, directive or requirement of any stock or securities exchange or other relevant authority on which the Notes are listed.

10	Payments

10.1	Payment of principal and interest

Payments of principal and interest in respect of a Note will be made to each person registered at the close of business on the Record Date as the holder of that Note (or the first person to be registered in the case of joint holders).

10.2	Payments to accounts

Payments in respect of the Note will be made in Australia, unless prohibited by law, and:

(a)	if the Note is held in the Austraclear System, by crediting on the payment date, the amount due to:

(i)	the account of Austraclear (as the Noteholder) in Australia previously notified to the Issuer and the Registrar; or

(ii)

if requested by Austraclear, the accounts in Australia of the persons in whose Security Record a Note is recorded as previously notified by Austraclear to the Issuer and the Registrar in accordance with Austraclear Regulations; and

(b)

if the Note is not held in the Austraclear System, by crediting on the payment date, the amount then due under each Note to an account in the relevant jurisdiction or financial centre for the currency in which the payment is made previously notified by the Noteholder to the Issuer and the Registrar.

If a payment in respect of a Note is prohibited by law from being made in Australia, such payment will be made in an international financial centre for the account of the relevant payee, and on the basis that the relevant amounts are paid in immediately available funds, freely transferable at the order of the payee.

10.3	Payments by cheque

If the Noteholder has not notified the Registrar of an account to which payments to it must be made by the close of business on the Record Date, payments in respect of the Note will be made in the relevant jurisdiction or financial centre for the currency in which the payment is made by cheque drawn on a bank in that jurisdiction or financial centre sent by prepaid post on, or on the Business Day immediately before, the payment date, at the risk of the registered Noteholder, to the Noteholder (or to the first named joint holder of the Note) at its address appearing in the Register at the close of business on the Record Date. Cheques sent to the nominated address of a Noteholder are taken to have been received by the Noteholder on the payment date and, no further amount is payable by the Issuer in respect of the Notes as a result of the Noteholder not receiving payment on the due date.

10.4	Payments subject to law

All payments are subject in all cases to:

(a)	any applicable fiscal or other laws and directives in any jurisdiction but without prejudice to the provisions of Condition 11 (“Taxation”); and

(b)	any withholding or deduction required pursuant to FATCA.

10.5	Payments on Business Days

If a payment is due on a day which is not a Business Day then the due date for payment is adjusted in accordance with the Business Day Convention specified in the Pricing Supplement. The Noteholder is not entitled to any additional payment in respect of such delay.

10.6	Currency of account

The Issuer waives any right it has in any jurisdiction to pay an amount other than in the currency in which it is due. However, if a Noteholder receives an amount in a currency other than that in which it is due:

(a)

it may convert the amount received into the due currency (even though it may be necessary to convert through a third currency to do so) on the day and at such rates (including spot rate, same day value rate or value tomorrow rate) as it reasonably considers appropriate. It may deduct its usual costs in connection with the conversion; and

(b)	the Issuer satisfies its obligation to pay in the due currency only to the extent of the amount of the due currency obtained from the conversion after deducting the costs of the conversion.

11	Taxation

11.1	No set-off, counterclaim or deductions

All payments of principal and interest in respect of the Notes by the Issuer will be made without withholding or deduction for or on account of any present or future Taxes unless such withholding or deduction is required by law.

11.2	Withholding tax

Subject to Condition 11.3 (“Withholding tax exemptions”), if a law requires the Issuer to withhold or deduct an amount in respect of Taxes from a payment in respect of the Notes such that the Noteholder would not actually receive on the due date the full amount provided for under the Notes, then:

(a)	the Issuer agrees to deduct the amount for the Taxes (and any further withholding or deduction applicable to any further payment due under paragraph (b) below); and

(b)

if the amount deducted or withheld is in respect of Taxes imposed by the United States or any political subdivision thereof or any authority therein or thereof having power to tax, the Issuer will pay such additional amounts so that, after making the deduction and further deductions applicable to additional amounts payable under the Conditions, each Noteholder that is not a U.S. Person (as defined below) is entitled to receive (at the time a payment is due) the amount it would have received if no such deductions or withholdings had been required to be made.

As used in this Condition 11.3, a “U.S. Person” means any individual who is a citizen or resident of the United States for United States federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

11.3	Withholding tax exemptions

No Additional Amounts shall be payable under Condition 11.2(b) (“Withholding tax”) on any Note with respect to:

(a)

any Taxes that would not have been imposed but for the existence of any present or former connection between the Noteholder (or between a fiduciary, settlor, beneficiary of, or a person holding a power over, the Noteholder, if the Noteholder is an estate or trust, or a member or shareholder of the Noteholder, if the Noteholder is a partnership or corporation) and the United States, including, without limitation, that holder (or that fiduciary, settlor, beneficiary, person holding a power, member or shareholder) being or having been a citizen, resident or treated as a resident of the United States or being or having been engaged in trade or business or present in the United States or having or having had a permanent establishment in the United States;

(b)	any estate, inheritance, gift, sales, transfer, capital gains, excise, personal property, wealth or similar Taxes;

(c)

any Taxes imposed on foreign personal holding company income or by reason of the holder’s or beneficial owner’s past or present status as a personal holding company, controlled foreign corporation or passive foreign investment company with respect to the United States or as a corporation that accumulates earnings to avoid United States federal income tax;

(d)	any Taxes which are payable otherwise than by withholding or deducting from a payment on such Note;

(e)	any Taxes required to be withheld or deducted by any paying agent from any payment on such Note if that payment can be made without such withholding or deduction by any other paying agent;

(f)

any Taxes which would not have been imposed, withheld or deducted but for the failure of a beneficial owner or any holder of such Note or any other person to comply with any requirement or request to satisfy certification, identification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with Australia or the United States of the beneficial owner or any holder of the Note that such beneficial owner or holder is legally able to deliver (including, but not limited to, the requirement to provide IRS Forms W-8BEN, W-8BEN-E, Forms W-8ECI, or any subsequent versions thereof or successor thereto, and including, without limitation, any documentation requirement under an applicable income tax treaty);

(g)

any Taxes imposed on a Noteholder who actually or constructively owns more than 10% or more of the total combined voting power of all classes of stock of the Issuer entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code, or that is a controlled foreign corporation that is related to the Issuer;

(h)

any Taxes imposed as a result of the Noteholder’s failure to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the Noteholder or beneficial owner of a Note, if such compliance is required by statute or regulation of the United States, as a precondition to relief or exemption from those Taxes; or

(i)	any combination of the above,

and nor will the Issuer pay any Additional Amounts to any holder of Notes who is a fiduciary, partnership, a limited liability company or a holder other than the sole beneficial owner of that payment to the extent that a beneficiary or settlor with respect to that fiduciary, a member of that partnership, an interest holder in such limited liability company or a beneficial owner of the payment would not have been entitled to the payment of those Additional Amounts had that beneficiary, settlor, member or beneficial owner been the holder of those Notes.

Notwithstanding any other provision of these Conditions, the Issuer shall be entitled to make such withholding or deduction and shall have no obligation to gross up any payment under these Conditions or to pay any additional amount referred to in Condition 11.2 (“Withholding tax”) or other amount for such withholding or deduction if the Issuer, or any other person through whom payments on the Notes are made, is required to withhold or deduct amounts under or in connection with, or in order to ensure compliance with FATCA.

Except as specifically provided under Condition 11.2 (“Withholding tax”), the Issuer will not be required to make any payment with respect to any Tax imposed by any government or any respective political subdivision or any taxing authority therein or thereof, as a consequence of the initial issuance of Notes.

12	Time limit for claims

A claim against the Issuer for a payment under a Note is void unless made within ten years (in the case of principal) or five years (in the case of interest and other amounts) from the date on which payment first became due.

13	Events of Default

13.1	Events of Default

An event of default occurs with respect to a Series of Notes if any of the following events (each an “Event of Default”) occurs and is continuing:

(a)	(non-payment of principal) default is made in the payment of any principal or other redemption amount in respect of the Notes;

(b)	(non-payment of interest) default is made in the payment of interest in respect of the Notes and such default remains unremedied for a period of 90 days;

(c)

(breach of other obligations) default in the performance of, or breach of, any covenant or warranty of the Issuer in respect of any Notes contained in these Conditions (other than a covenant or warranty, a default which is specifically dealt with elsewhere in this Condition) and continuance of such default for 90 days after there has been given by registered or certified mail written notice to the Issuer requiring the same to be remedied and stating that the notice is a “Notice of Default” has been given to the Issuer by Noteholders holding at least 25% in aggregate principal amount of the relevant Notes then outstanding;

(d)	(insolvency) the Issuer:

(i)

commences any case or proceeding seeking to have an order for relief entered on its behalf as debtor or to adjudicate it as bankrupt or insolvent or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or other similar act or law of any jurisdiction, domestic or foreign, now or hereafter existing;

(ii)

applies for a receiver, custodian or trustee (other than any trustee appointed as a mortgagee or secured party in connection with the issuance of indebtedness for borrowed money of the Issuer) of it or for all or a substantial part of its property;

(iii)	makes a general assignment for the benefit of creditors; or

(iv)	takes any corporate action in furtherance of any of the above; or

(e)

(court action) an involuntary case or other proceeding is commenced against the Issuer with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or similar official of the Issuer or any substantial part of the Issuer’s property; and such case or other proceeding either results in the entry of an order for relief or a similar order against the Issuer or continues unstayed and in effect for a period of 60 consecutive days.

13.2	Consequences of an Event of Default

(a)

If an Event of Default (other than an Event of Default specified in Condition 13.1(d) or Condition 13.1(e)) occurs with respect to the Notes of the relevant Series and is continuing, any Noteholder of the Notes of that Series may, by written notice to the Issuer, effective upon the date specified in paragraph (b) below, declare such Notes held by that Noteholder to be immediately due and payable.

(b)

Any notice given by a Noteholder under paragraph (a) above declaring the Notes due shall become effective, and all Notes then outstanding shall become immediately due and payable at their Redemption Amount, together with accrued interest (if any) to the date of repayment, when the Issuer has received such notices from Noteholders holding not less than 25% in aggregate principal amount of the relevant Notes then outstanding, unless, prior to the time the Issuer receives notice in respect of such aggregate amount, the situation giving rise to the notice has been cured.

(c)

At any time after a notice given by a Noteholder under paragraph (a) becomes effective and before the situation giving rise to the notice has been cured or a judgement or decree for payment of monies owing has been obtained, the notice may be rescinded and annulled by written notice to the Issuer from Noteholders holding not less than 50% in aggregate principal amount of the relevant Notes then outstanding, provided that:

(i)	the Issuer has paid to the Noteholders of the relevant Notes:

(A)	all overdue interest on the relevant Notes and any related coupons, together with accrued interest (if any);

(B)	the principal of any Notes of the relevant Series which have become due otherwise than by such notice under paragraph (a) above, together with accrued interest (if any); and

(ii)

the situation giving rise to any other Events of Default with respect to the relevant Notes has been cured or waived by Noteholders holding not less than 50% in aggregate principal amount of the relevant Notes then outstanding.

(d)

If an Event of Default specified in Condition 13.1(d) or Condition 13.1(e) occurs, all Notes of the relevant Series then outstanding shall automatically, and without any declaration or other action on the part of any Noteholder or any other person, become immediately due and payable.

13.3	Notification

(a)

If an Event of Default (or, under Condition 13.1(c), an event which, after notice and lapse of time, would become an Event of Default) occurs, the Issuer must within 90 days after becoming aware of it, unless such default has been cured, notify the Registrar of the occurrence of the event (specifying details of it) and use its reasonable endeavours to ensure that the Registrar promptly notifies, the relevant Noteholders, each other Agent and any stock or securities exchange or other relevant authority on which such Notes are listed, quoted and/or traded, provided that:

(i)

in the case of an Event of Default specified in Condition 13.1(a) or Condition 13.1(b), the Issuer is not required to give notice under this Condition 13.3 if and so long as it in good faith determines that the withholding of notice is in the interests of Noteholders of the relevant Series of Notes; and

(ii)	in the case of an Event of Default specified in Condition 13.1(c), the Issuer is not to give notice until at least 60 days after becoming aware of the Event of Default.

(b)

The Issuer must promptly notify the Registrar once it has received notices under Condition 13.2 (“Consequences of an Event of Default”) from Noteholders holding 25% or more in aggregate principal amount of the Notes of the relevant Series then outstanding and use its reasonable endeavours to ensure that the Registrar promptly notifies the relevant Noteholders, each other Agent and any stock or securities exchange or other relevant authority on which such Notes are listed, quoted and/or traded of the occurrence of the event.

14	Agents

(a)	In acting under an Agency Agreement, each Agent acts solely as agent of the Issuer and does not assume any obligations towards or relationship of agency or trust for or with any Noteholder.

(b)

Each initial Agent for a Series of Notes is specified in the Pricing Supplement. Subject to Condition 14(d), the Issuer reserves the right at any time to vary or terminate the appointment of any Agent and to appoint a successor.

(c)	Notice of any change of an Agent or its Specified Offices must promptly be given to the Noteholders by the Issuer or the Agent on its behalf.

(d)	The Issuer must, in respect of each Series of Notes:

(i)	at all times maintain a Registrar; and

(ii)	if a Calculation Agent is specified in the Pricing Supplement, at all times maintain a Calculation Agent.

15	Meetings of Noteholders

The Meeting Provisions contain provisions (which have effect as if incorporated in these Conditions) for convening meetings of the Noteholders of any Series to consider any matter affecting their interests, including any variation of these Conditions.

16	Variation

16.1	Variation with consent

Unless Condition 16.2 (“Variation without consent”) applies, any Condition may be varied by the Issuer in accordance with the Meeting Provisions.

16.2	Variation without consent

Any Condition may be amended by the Issuer without the consent of the Noteholders if the amendment:

(a)	is of a formal, minor, administrative or technical nature;

(b)	is made to correct a manifest or proven error;

(c)	is made to comply with the requirements or a modification of the requirements of any applicable law or directive;

(d)

is made to cure any ambiguity or correct or supplement any defective or inconsistent provision and, in the reasonable opinion of the Issuer, is not materially prejudicial to the interests of the Noteholders; or

(e)	only applies to Notes issued by it after the date of amendment,

and, in any such case, the Issuer is of the opinion that such amendment will not be materially prejudicial to the interests of Noteholders generally.

17	Further issues

The Issuer may from time to time, without the consent of the Noteholders, create and issue further Notes having the same Conditions as the Notes of any Series in all respects (or in all respects except for the Issue Price, Issue Date and the first payment of interest) so as to form a single series with the Notes of that Series.

18	Substitution of Issuer

The Issuer will not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person, and will not permit any person to consolidate with or merge into it or convey, transfer or lease its properties and assets substantially as an entirety to it, unless:

(a)

in the case of consolidating with or merging into another person or conveying, transferring or leasing its properties and assets substantially as an entirety to any person, the person formed by the consolidation or into which the Issuer is merged or the person which acquires by conveyance or transfer the properties and assets of the Issuer substantially as an entirety will expressly assume, by deed, the due and punctual payment of the principal and interest (including all Additional Amounts, if any) on all the Notes and any related coupons and the performance of every covenant of these Conditions on the part of the Issuer to be performed or observed;

(b)

immediately after giving effect to the transaction, no Event of Default with respect to any Series of Notes, and no event which, after notice or lapse of time, or both, would become an Event of Default with respect to any Series of Notes, shall have happened and be continuing;

(c)

the Issuer has delivered to the Registrar a certificate and an opinion of independent legal advisers of recognised standing each stating that the consolidation, merger, conveyance or transfer and the deed comply with this Condition and that all conditions precedent herein provided for relating to the transaction have been complied with; and

(d)

if, as a result of any such consolidation or merger or such conveyance, transfer or lease, properties or assets of the Issuer would become subject to any mortgage, pledge, lien, security, interest, conditional sale or other title retention agreement or other similar encumbrance which would not be permitted by Condition 4.2 (“Negative pledge”) without equally and ratably securing the Notes as required by that Condition, the Issuer shall take such steps as shall be necessary effectively to secure the Notes equally and ratably with (or prior to) all indebtedness secured thereby pursuant to Condition 4.2 (“Negative pledge”).

Upon any consolidation of the Issuer with, or merger of the Issuer into, any other person, or any conveyance or transfer or lease of the properties and assets of the Issuer substantially as an entirety in accordance with this Condition 18, the successor person formed by the consolidation or into which the Issuer is merged or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under these Conditions with the same effect as if such successor person had been named as the Issuer herein and thereafter, except in the case of a lease, the Issuer shall be relieved of all obligations and covenants under these Conditions, the Notes and any related coupons and, in the event of any such consolidation, merger, conveyance or transfer, the Issuer as the predecessor corporation may thereupon or at any time thereafter be dissolved, wound up, or liquidated.

19	Notices

19.1	To Noteholders

All notices and other communications to Noteholders must be in writing. Any such notice or other communication may be given by any of the following means:

(a)	an advertisement published in the Australian Financial Review or The Australian;

(b)	if the Pricing Supplement specifies an additional or alternate newspaper, given by an advertisement published in that newspaper; or

(c)

prepaid post (airmail, if posted from a place outside Australia) or delivery by facsimile to the address or facsimile address, as the case may be, of the Noteholder as shown in the Register at the close of business 3 Business Days prior to the dispatch of the notice or communication).

19.2	To the Issuer and the Agents

All notices and other communications to the Issuer or an Agent must be in writing and may be left at the address of, or sent by prepaid post (airmail, if appropriate) to, its respective Specified Office or by facsimile or email to the facsimile number or email address of the addressee specified:

(a)	in the Information Memorandum; or

(b)	as otherwise agreed between those parties from time to time and notified to the Noteholders.

19.3	Effective on receipt

Unless a later time is specified in a notice, approval, consent or other communication, it takes effect from the time it is received under Condition 19.4 (“Proof of receipt”), except that if it is received under that Condition after 5.00 pm in the place of receipt or on a non-Business Day in that place, it is to be taken to be received at 9.00 am on the next succeeding Business Day in that place.

19.4	Proof of receipt

Subject to Condition 19.3 (“Effective on receipt”), proof of posting a letter, dispatch of a facsimile, sending of an email or publication of a notice is proof of receipt:

(a)	in the case of a letter, on the third (seventh if outside Australia) day after posting;

(b)	in the case of a facsimile, on receipt by the sender of a successful transmission report;

(c)

in the case of an email, at the time the sender receives an automated message confirming delivery or four hours after the time sent (as recorded on the device from which the sender sent the email) unless the sender receives an automated message that the email has not been delivered; and

(d)	in the case of publication in a newspaper, on the date of such publication.

20	Governing law, jurisdiction and service of process

20.1	Governing law

The Notes are governed by, and construed in accordance with, the law in force in New South Wales, Australia.

20.2	Jurisdiction

The Issuer irrevocably and unconditionally submits, and each Noteholder is taken to have submitted, to the non-exclusive jurisdiction of the courts of New South Wales and courts of appeal from them. The

Issuer waives any right it has to object to any suit, action or proceedings (“Proceedings”) being brought in those courts including by claiming that the Proceedings have been brought in an inconvenient forum or that those courts do not have jurisdiction.

20.3	Serving documents

Without preventing any other method of service, any document in any Proceedings in the courts of New South Wales may be served on the Issuer by being delivered or left with its process agent referred to in Condition 20.4 (“Agent for service of process”).

20.4	Agent for service of process

For so long as any of the Notes issued by it are outstanding, the Issuer will ensure that there is an agent appointed to accept service of process on its behalf in New South Wales, Australia in respect of any Proceedings as may be brought in the courts of New South Wales, Australia or the Federal Courts of Australia.

The Issuer appoints Verizon Australia Pty Limited (ABN 62 081 001 194) of Level 3, 203 Pacific Highway, St Leonards, New South Wales, 2065, Australia, as its agent to receive any document referred to in Condition 20.3 (“Serving documents”). If for any reason that person ceases to be able to act as such, the Issuer will immediately appoint another person with an office located in New South Wales to act as its agent to receive any such document and will promptly notify the Registrar and the Noteholders of such appointment.

ADDITIONAL CONDITIONS FROM THE PRICING SUPPLEMENT FOR

THE NOTES DATED 4 NOVEMBER 2019

The particulars to be specified in relation to the Tranche of Notes referred to above are as follows:

1	Issuer	:	Verizon Communications Inc.

2	Type of Notes	:	Fixed Rate Notes

3	Method of Distribution	:	Syndicated Issue

4	Joint Lead Managers	:	Deutsche Bank AG, Sydney Branch (ABN 13 064 165 162) Mizuho Securities Asia Limited (ARBN 603 425 912) Royal Bank of Canada (ABN 86 076 940 880) The Toronto-Dominion Bank

5	Co-Managers	:	BNP Paribas MUFG Securities Asia Limited (ABN 80 169 329 453)

6	Dealers	:	Deutsche Bank AG, Sydney Branch Mizuho Securities Asia Limited Royal Bank of Canada The Toronto-Dominion Bank BNP Paribas MUFG Securities Asia Limited

7	Registrar	:	BTA Institutional Services Australia Limited (ABN 48 002 916 396)

8	Issuing and Paying Agent	:	BTA Institutional Services Australia Limited

9	Calculation Agent	:	BTA Institutional Services Australia Limited

10	If fungible with an existing Series	:	Not Applicable

11	Principal Amount of Tranche	:	A$500,000,000

12	Issue Date	:	6 November 2019

13	Issue Price	:	100% of the Principal Amount of Tranche, plus A$95,000 in respect of 2 days of accrued interest from, and including, 4 November 2019 to, but excluding, 6 November 2019

14	Currency	:	A$

15	Denominations	:

A$10,000, provided that the aggregate consideration payable for the issue and transfer of Notes in Australia will be at least A$500,000 (or its equivalent in an alternative currency and, in either case, disregarding moneys lent by the offeror or its associates) or the offer or invitation does not otherwise require disclosure to investors under Parts 6D.2 or 7.9 of the Corporations Act.

The aggregate consideration payable for the issue and transfer of Notes outside Australia will be at least A$200,000.

16	Maturity Date	:	4 November 2039

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17	Condition 6 (Fixed Rate Notes)	:	Applicable

	Fixed Coupon Amount	:	A$175.00 payable semi-annually in arrear per A$10,000 in principal amount

	Interest Rate	:	3.50% per annum

	Interest Commencement Date	:	4 November 2019

	Interest Payment Dates	:	4 May and 4 November in each year, commencing on 4 May 2020 up to, and including, the Maturity Date

	Business Day Convention	:	Following Business Day Convention

	Relevant Financial Centres	:	Sydney and the City of New York

	Day Count Fraction	:	RBA Bond Basis

18	Condition 7 (Floating Rate Notes)	:	Not Applicable

19	Condition 9.3 (Noteholder put)	:	Not Applicable

20	Condition 9.4 (Issuer call)	:	Not Applicable

21	Minimum / maximum notice period for early redemption for taxation purposes	:	As per Condition 9.2

22	Additional Conditions	:	Not Applicable

23	Clearing System	:	Austraclear System Interests in the Notes may also be traded through Euroclear and Clearstream, Luxembourg.

24	ISIN	:	AU3CB0268167

25	Common Code	:	207708267

26	Listing	:	Unlisted. The Issuer may, but is under no obligation to, undertake a listing of the Notes at some time in the future.

27	Credit ratings	:

The Notes have been assigned the following credit ratings:

Baa1 by Moody’s Investor Services, Inc.

BBB+ by S&P Global Ratings

A- by Fitch Ratings

A credit rating is not a recommendation to buy, sell or hold Notes and may be subject to revision, suspension or withdrawal at any time by the assigning rating agency.

Credit ratings are for distribution only to a person who is (a) not a “retail client” within the meaning of section 761G of the Corporations Act and is also a sophisticated investor, professional investor or other investor in respect of whom disclosure is not required under Parts 6D.2 or 7.9 of the Corporations Act, and (b) otherwise permitted to receive credit ratings in accordance with applicable law in any jurisdiction in which the person may be located. Anyone who is not such a person is not entitled to receive this Pricing Supplement and anyone who receives this Pricing Supplement must not distribute it to any person who is not entitled to receive it.

28	Use of proceeds	:	The Issuer intends to use the net proceeds from the sale of the Notes for general corporate purposes, which may include, among other things, depending on market and other conditions, the repayment of outstanding indebtedness.

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